GOLDEN CYCLE GOLD CORPORATION

1515 South Tejon

Colorado Springs, Colorado 80906

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PROXY STATEMENT

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ANNUAL MEETING OF SHAREHOLDERS

June 9, 2004

This proxy statement and the accompanying form of proxy are being mailed on or about May 13, 2004 to the holders of record on April 30, 2004 of the Corporation's Common Stock, without par value (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting to be held for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, or any adjournment thereof.

Shares of Common Stock represented by properly executed proxies, if returned in time and not revoked, will be voted in accordance with instructions contained in the proxy.  If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted for the election of the nominees for election to the Board of Directors (Proposal No. 1), for the approval to increase the authorized shares of the Corporation to 100 million shares (Proposal No. 2), and for the ratification of the appointment of the independent auditors (Proposal No. 3).  The Board of Directors is not aware of any other matters intended to be presented for action at the Annual Meeting.  If any other matters are properly presented for action at the Annual Meeting, or if other circumstances not now known make any of the nominees for election to the Board of Directors unable to serve, it is the intention of the persons named in the proxy to vote on such matters or for such other nominees, as the case may be, in their best judgment.

A shareholder who has given a proxy has the power to revoke it by giving written notice of such revocation to the Corporation's Secretary at any time prior to the exercise of the proxy, or by requesting the return of the proxy at the Annual Meeting.  A shareholder's presence at the Annual Meeting, without such written notice of revocation or request for return of the proxy, will not cause the proxy to be revoked.  Any later dated proxy will revoke a proxy submitted earlier.  SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE ANNUAL MEETING ARE URGED TO CONSIDER CAREFULLY THE INFORMATION IN THIS PROXY STATEMENT AND TO MARK, SIGN, DATE AND RETURN THEIR PROXIES AS SOON AS POSSIBLE.  PROMPT RESPONSE IS HELPFUL.

The cost of solicitation of proxies will be paid by the Corporation.  In addition to solicitation of proxies by use of the mails, certain of the officers, directors and employees of the Corporation, without extra remuneration, may solicit proxies personally or by other communication facilities.  Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Corporation’s Common Stock to forward proxy materials and annual reports to beneficial owners of such stock, and the Corporation will reimburse such record holders for their reasonable expenses incurred in providing such services.

Pursuant to the Corporation's By-Laws, the Board of Directors has fixed the close of business on April 30, 2004 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").  As of the Record Date, there were outstanding 1,915,950 shares of Common Stock.  The presence in person or by proxy of the holders of a majority of the outstanding shares is necessary for a quorum.  Each share of Common Stock entitles the holder thereof to one vote.  Election of directors is by plurality vote, with the five nominees receiving the highest vote totals to be elected as directors.  Proposals No. 2 and No. 3 require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.  Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors.  Abstentions are the same as a vote against on other matters.  In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares will be counted for quorum purposes; however, broker non-votes will not be included in the vote totals for any proposal and therefore will have no effect on the vote for any proposal (including the election of directors).

The Annual Report of the Corporation for the year ended December 31, 2003 is enclosed herewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to each person who, to the knowledge of the Board of Directors, was the beneficial owner of more than five (5%) of the Corporation's Common Stock outstanding as of April 30, 2004.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Midas Fund, Inc. 11 Hanover Square New York, NY 10005	392,900(2)	20.5%

David W. Tice & Associates, LLC Prudent Bear Funds, Inc. 8140 Walnut Hill Lane, Ste 300 Dallas, Texas 75231	256,853(3)	13.4%

Taki N. Anagnoston, M.D. 700 R. West 6th Street Gilroy, California 95020	98,443(4)	5.1%

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(1)

To the best knowledge of the Corporation, except as indicated below, each beneficial owner has sole voting and investment power in respect of such shares.

(2)

Midas Fund, Inc. is a registered, open-end, investment company and is an advisory client of Midas Management Corporation ("MMC").  Mr. Thomas B. Winmill, a director of the Corporation, is President of Midas Fund, Inc., and its investment manager.   MMC is a wholly owned subsidiary of Winmill & Co.

Incorporated ("Winco").  Bassett S. Winmill owns 100% of the outstanding voting stock of Winco and is the principal shareholder of Winco.  MMC, Winco and Mr. Bassett S. Winmill each disclaim any economic interest or beneficial ownership in the securities shown above owned by advisory clients of Winco subsidiaries.  The information provided here is based on a report on Schedule 13D, dated April 23, 2003.

(3)

David W. Tice & Associates, LLC is a registered investment advisor and Prudent Bear Funds, Inc. is a registered investment company.  Prudent Bear Funds, Inc. includes two operating portfolios, Prudent Bear Fund and Prudent Global Income Fund.  David W. Tice and Associates, LLC is the investment adviser to Prudent Bear Funds, Inc.  The information provided here is based on a report on Schedule 13G dated February 03, 2004.

(4)

The indicated number of shares includes 66,416 shares held by a revocable retirement trust for the benefit of Dr. Anagnoston and of which Dr. Anagnoston is trustee, 13,850 shares held by a revocable trust for the benefit of Dr. Anagnoston's wife, of which he and his wife are trustees, 1,400 shares beneficially owned by Dr. Anagnoston's wife and 13,777 shares held by a partnership, of which Dr. Anagnoston and his wife are general partners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Corporation, the Board of Directors has fixed the number of Directors at five.  The entire Board of Directors is to be elected at each annual meeting of shareholders, and each Director is elected to serve until the next succeeding annual meeting and until his successor is elected and qualifies.  The Board of Directors met four times during 2003.  Each director attended 75% or more of the total meetings of the Board and any committee of which he is a member.  Mr. Frank M. Orrell resigned from the Board of Directors effective January 31, 2004.

Management intends to nominate for election at the Annual Meeting the individuals named in the following table, which sets forth certain information with respect to each nominee.  With the exception of Messrs. Taki N. Anagnoston and Donald L. Gustafson, all of the nominees are currently Directors of the Corporation.

Name of Nominee, Age (Year First Became Director)	Principal Occupation (1)	Stock Beneficially Owned as of April 30, 2004 (2)	Percent of Class Outstanding (3)

Taki N. Anagnoston Age 72	Private security analyst and investor, real estate investor and developer, medical doctor in private practice for more than forty years.	98,443(4)	5.0%

Donald L. Gustafson Age 65	Consulting Economic Geologist since 1998 and consultant to the Corporation since 2000; Director of Gold Summit Exploration since 2001; Director of Green River Geology Co. PTY LTD since 2004; President and Chief Operating Officer, Quest International Minerals, 1996-1998; Homestake Mining Company from 1975-1990 and Vice President Exploration of Homestake International Minerals, 1985-1990.	2,000(5)	0.1%

R. Herbert Hampton Age 57 (1999)	President, Chief Executive Officer and Treasurer of the Corporation since April 1999; Vice-President, Finance from August 1, 1993 to April 1999; Secretary and Treasurer of the Corporation from May 1994 to April 1999; and an employee of the Corporation since October 1, 1992.	40,102(6)	2.0%

James C. Ruder Age 74 (2003)	Chairman of Board of the Corporation since June 2003 and of Golden Cycle Exploration since June 2002; private security analyst and investor, primarily in gold and gold mining equities, for more than fifty years.	200	0.01%

Robert T. Thul Age 51 (2003)	Independent Certified Public Accountant from 1991 to present. Treasurer of Golden Cycle Gold Corporation from 1985 to 1991.	120(7)	0.01%

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(1)

The occupation listed constitutes the principal occupation or employment of the referenced individual for at least the past five (5) years, except as otherwise indicated.  Correspondence for nominees may be sent to the Corporation.  The address of the persons named in the chart above is c/o Golden Cycle Gold Corporation, 1515

South Tejon, Suite 201, Colorado Springs, Colorado 80906.

(2)

Except as noted below, each beneficial owner has sole voting power and sole investment power.

(3)

Based on 1,953,450 shares of Common Stock issued and outstanding as of April 30, 2004.  Shares issuable within 60 days from the date of this Proxy Statement upon exercise of options issued to each Director are treated as outstanding for the purpose of computing the percentage ownership of such Director.

(4)

The indicated number of shares includes 66,416 shares held by a revocable retirement trust for the benefit of Dr. Anagnoston and of which Dr. Anagnoston is trustee, 13,850 shares held by a revocable trust for the benefit of Dr. Anagnoston's wife, of which he and his wife are trustees, 1,400 shares beneficially owned by Dr. Anagnoston's wife and 13,777 shares held by a partnership, of which Dr. Anagnoston and his wife are general partners.

(5)

Includes 2,000 shares issuable to Mr. Donald Gustafson upon exercise of options..

(6)

Includes 37,500 shares issuable to Mr. R. Herbert Hampton upon exercise of options.

(7)

Includes 15 shares owned by Mrs. Thul.

As of April 30, 2004, the officers and directors of the Corporation as a group beneficially owned 433,322 shares of Common Stock or approximately 22.2% of such class.  The number of shares of Common Stock owned by officers and directors of the Corporation includes an aggregate of 37,500 shares of Common Stock which the officers and directors have the right to acquire within 60 days from the date of this Proxy Statement upon the exercise of options, which shares are treated as outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by officers and directors as a group.

Information Concerning Executive Officers

The Corporation's executive officer is R. Herbert Hampton, President, Chief Executive Officer and Treasurer.

Committees of the Board of Directors

Pursuant to Paragraph 16 of the Corporation's By-Laws, the Board of Directors has created an Audit Committee, comprised of Messrs. Robert T. Thul (Chairman), Frank M. Orrell (resigned January 31, 2004), James C. Ruder, and Thomas B. Winmill, which is empowered to supervise the auditing of the accounts of the Corporation.  Its primary duties and responsibilities are to:  monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of the Corporation’s independent auditors; provide an avenue of communication among the independent auditors, management and the Board of Directors; and performing other duties and functions deemed appropriate by the Board.  The Audit Committee met four times during 2003 and was in complete compliance with its charter.

The Board formed a special committee October 15, 2003 to manage the Corporation’s relationship with Pacific FarEast Minerals, Inc.  Messrs. R. Herbert Hampton, James C. Ruder, Robert T. Thul and Thomas B. Winmill comprise the committee which met twice during 2003.

Nomination Procedure for the Board of Directors

The Board does not have a formal nominating committee; rather, the entire Board of Directors performs this function.  Due to the size of the Corporation and its Board of Directors (five members), the Board believes that it is appropriate for the entire Board to develop candidates and determine nominations for election to the Board of Directors.  With the exception of Mr. R. Herbert Hampton, all of the Board members are independent in accordance with the rules of the Securities and Exchange Commission and the Pacific Exchange.  Mr. R. Herbert Hampton is President, Chief Executive Officer and an employee of the Corporation.  The nominating committee does not have a charter at present, however it will consider a charter for adoption at its June 2004 meeting.

The Board will accept for consideration stockholders’ nominations for Directors if made in writing.  The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Board to make proper assessments as to his or her qualifications.  Nominations must be addressed to the Secretary of the Corporation at the Corporation’s headquarters and must be received no later than November 1, 2004 to be considered for the next annual election of Directors.  The Board may also make its own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the Board.

The Board does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommend by stockholders).  Dr. Anagnoston, a 5% shareholder of the Corporation, nominated himself to the Board.  Mr. Gustafson was nominated by the executive officer of the Corporation.

On March 25, 2004, Mr. Thomas B. Winmill, a current director of the Corporation and President of Midas Funds, Inc., a 20.5% shareholder of your Corporation, notified Management he was nominating a separate slate of directors.  Mr. Winmill put forth in nomination his brother Mr. Mark C. Winmill, Mr. Douglas Wu and Mr. Peter M. Kuhlmann.  During subsequent telephonic Board meetings on March 26, 2004, March 30, 2004, and April 6, 2004, Mr. Winmill nominated for election as directors at the coming Annual Meeting, Mr. R. Herbert Hampton, himself and the previously mentioned three persons referred to above.  Mr. Winmill also suggested the Board of Directors could be expanded to six or seven directors, as an option for consideration by the current Board of Directors.  After due consideration, your current Board of Directors, with the exception of Mr. Winmill, decided that a material change of control in your Corporation was not in order and not in the best interests of all shareholders.  Thus the other three sitting Directors, Mr. Hampton, Mr. Robert Thul and Mr. James Ruder declined to nominate Mr. Winmill's slate.

Subsequently, the Board nominated the slate of Directors in the above table: Dr. Taki Anagnoston, Mr. Donald Gustafson, Mr. R. Herbert Hampton, Mr. James Ruder and Mr. Robert Thul, for election at the 2004 Annual Meeting of Shareholders over Mr. Thomas Winmill's objections.

The Board, with the exception of Mr. Winmill, believes that it has positioned the Corporation to take advantage of the stronger market for gold through the Corporation’s recent profitable year, expanded infrastructure to permit increased throughput at its joint venture with AngloGold (Colorado) Inc., (Cripple Creek & Victor Gold Mining Company) and its properties in Nevada.  Further, the Board believes that its experience and qualifications, enhanced by Messer's. Anagnoston and Gustafson, place it in a position to best pursue further opportunities and possibilities for the Corporation.  Mr. Don Gustafson is an experienced exploration geologist and a past Vice President, Exploration, of Homestake International Minerals, 1985 – 1990.  Mr. Gustafson has served the Corporation in several situations as an economic geologist, and for those services during the year 2003 he received $6,169 and for 2004 to date he has received $2,800.

Stockholder Communication with the Board of Directors

Historically the Corporation has not adopted a formal process for stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board, or individual directors as applicable, and that appropriate responses are provided to the stockholder in a timely manner.  Stockholders wishing to communicate at any time with the Board of Directors, or a specific member of the Board, may do so by writing to the Board, or a specific member of the Board, by delivering it in person or by mail to:  The Board of Directors, c/o Barbara E. Woodside, Corporate Secretary, 1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906.  Communication (s) directed to the Board or a specific Board member will be relayed to the intended Board member (s).

Attendance of Board Members at Annual Stockholders Meeting

All Board Members attended the 2003 Annual Stockholders Meeting.  The Corporation has an informal policy that all Directors attend every Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR election of the nominees identified above as directors of the Corporation.

Other Directors

Name of Nominee, Age (Year First Became Director)	Principal Occupation (1)	Stock Beneficially Owned as of April 30, 2004 (2)	Percent of Class Outstanding (3)

Thomas B. Winmill Age 44 (2003)

Chief Executive Officer of Midas Fund, Inc. since 1995; President since 1999; Co-President since 1995; and Portfolio Manager since 2002.  President of Winmill & Co. Incorporated since 1999; Co-President since 1994; and Director since 1989.  President of Bexil Corporation since 1999; Co-President and Director since 1996.  President of Global Income Fund, Inc. since 1999; Co-President and Director since 1996.  President and Director of Internet Growth Fund, Inc. since 2002.  President of Tuxis Corporation from 1999 to 2002; Co-President from 1996 to 1999; and Director since 1996.  President of Dollar Reserves since 1999; Co-President and Director since 1993.  President of Midas Special Equities Fund, Inc. since 1999; Director since 1996 and Co-President since 1994.

	392,900(4)	20.1%

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(1)

The occupation listed constitutes the principal occupation or employment of the referenced individual for at least the past five (5) years, except as otherwise indicated.

(2)

Except as noted below, each beneficial owner has sole voting power and sole investment power.

(3)

Based on 1,953,450 shares of Common Stock issued and outstanding as of April 30, 2004.  Shares issuable within 60 days from the date of this Proxy Statement upon exercise of options issued to each Director are treated as outstanding for the purpose of computing the percentage ownership of such Director.

(4)

Mr. Winmill is President and Chief Executive Officer of Midas Fund Inc.which owns 392,900 shares.

Executive Compensation

Summary Compensation Table

The following table sets forth information on the compensation earned by Mr. R. Herbert Hampton, the current Chief Executive Officer.  The Chief Executive Officer is the highest paid officer of the Corporation:

Name and Principal Position	Year	Annual Salary	Compensation Bonus	Securities Underlying Options (#)	All Other Compensation

R. Herbert Hampton	2003	$ 85,749	-	5,000	-
President, Chief Executive Officer and Treasurer	2002 2001	82,483 78,602	- -	5,000 5,000	- -

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Option Grants During Fiscal Year 2003

The following table sets forth information related to options granted to Mr. Hampton during fiscal year 2003.

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

5%	10%

R. Herbert Hampton	5,000	100%	$ 13.00	06/04/2013	$ 40,878	$ 103,593

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(1)

Option granted under the 2002 Stock Option Plan.  The exercise price of the option was equal to the fair market value of a share of Common Stock on the date of grant and may be paid in cash or with shares of the Common Stock owned by the optionee.  The option is exercisable for a period of ten years from the date of grant unless the optionee resigns, retires or dies, in which case the right to exercise the option is limited.

(2)

The values set forth in this column represent the gain which would be realized by the optionee assuming (i) the option is exercised on its expiration date, and (ii) the value of a share of Common Stock has increased annually by a rate of 5% and 10%, respectively, during the term of the option.  These growth rates are prescribed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation for the Corporation’s Common Stock.

Aggregate Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

The following table sets forth certain information with respect to the value of stock options held by Mr. R. Herbert Hampton at fiscal year end.

Name	Shares Acquired On Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(1)

Exercisable	Unexercisable	Exercisable	Unexercisable

R. Herbert Hampton	-	-	40,000	-	264,575	-

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(1)

Mr. Hampton held options entitling him to purchase 40,000 shares of the Corporation's Common Stock as of December 31, 2003.  The exercise prices for those options were all less than $15.00 per share (the fair market value of a share of the Corporation's Common Stock on December 31, 2003).

Equity Compensation Plan Information

The following table shows information for all equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity Compensation Plans Approved by Security Holders	40,000	8.39	15,000

Equity Compensation Plans Not Approved by Security Holders	0	0	0

Total	40,000	8.39	15,000

Compensation of Directors

The compensation payable to directors is established periodically by the Board.  During 2003, each non-management director was paid a fee in the amount of $3,000 per meeting attended.  For 2004, each non- management member of the Board will be paid a fee of $3,000 for each meeting attended (telephonic meetings excluded).  Directors are also entitled to reimbursement of expenses incurred in connection with such attendance.  Members of the Audit Committee are entitled to a fee of $350 for each formal committee meeting with the Chairman of the Audit Committee is entitled to an additional fee of $3,000 per year for those duties.

Under the terms of the 2002 Stock Option Plan, on June 4th of each year, each director of the Corporation will automatically receive an option to purchase 5,000 shares of the Corporation’s Common Stock at an exercise price equal to the fair market value of such stock on such date, until such director or executive officer has received options to purchase an aggregate of 25,000 shares of Common Stock under such plan.  To date, options to purchase 35,000 shares of the Corporation’s Common Stock have been granted under the plan and are currently outstanding.  During 2004, four directors will receive options under the plan.

Certain Relationships and Related Transactions

At the end of 2002, two directors of the Corporation, Messrs. Frank M. Orrell and Orville E. Anderson, both of whom are now retired from the Board, suggested to the Board that the Corporation enter into an exploration project in China with Pacific FarEast Minerals, Inc. ("PFEM").  Fully disclosed to the Corporation at that time was that both directors of the Corporation served also as the Chairman of the Board and President of PFEM, respectively.  After discussion, the Corporation entered into a 50/50 oral agreement with PFEM.  Under the oral agreement, the parties would share costs and benefits equally.  Under the oral agreement, the Corporation expended approximately $84,000 to pay for its expenses and those of PFEM in furtherance of an effort to obtain mineral opportunities in China.  In August 2003, the Corporation informed PFEM that it would require either the resignation of Mr. Frank M. Orrell from the Board of Directors (Mr. Orville E. Anderson retired from the Board in June 2003) and a written contract with PFEM before further expenditure was made on the project, or termination of the oral agreement with PFEM.  Mr. Orrell did not resign at this time and PFEM declared the agreement terminated in a  letter dated August 7, 2003.  The Corporation's Board of Directors subsequently created a special committee to review the Corporation's relationship with PFEM comprised of Messrs. R. Herbert Hampton, James Ruder, Robert Thul and Thomas Winmill, none of whom were affiliated with PFEM.

The Corporation has invoiced PFEM for its half of the $84,000 in expenses paid for the joint exploration effort.  Due to the uncertainty of the outcome of the current discussions with PFEM, the Corporation has established a reserve for the entire amount due from PFEM as of December 31, 2003.  PFEM has announced certain prospecting agreements in China for itself only.  The Corporation has obtained no benefits from the joint effort as of this date.  As of December 31, 2003 the Corporation believes PFEM owes it approximately $42,000 as its portion of the expenses incurred in pursuit of the joint effort in China.  As of April 30, 2004, PFEM informed the Corporation that it was considering the matter with the objective of achieving a final accounting.

Employment Contracts

The Corporation has a three-year employment contract with its President that pays an annual salary of $85,000, adjusted annually by the consumer price index, and expires on August 1, 2005.

Compensation Committee Interlocks and Insider Participation

The Board of Directors periodically considers and establishes executive compensation.  No executive compensation deliberations were conducted during fiscal year 2003.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Corporation's directors, executive officers and 10% shareholders are required to file with the Securities and Exchange Commission and the Pacific Exchange reports of ownership and changes in ownership of the Corporation's Common Stock.  Copies of such forms are required to be furnished to the Corporation.  Based solely on its review of the copies of such reports, or written representations that no reports were required, the Corporation believes that during 2003, its directors, executive officers and 10% shareholders complied with the Section 16(a) requirements.

PROPOSAL NO. 2

APPROVAL TO INCREASE THE AUTHORIZED SHARES OF THE CORPORATION’S COMMON STOCK TO 100,000,000

Recommendation of Board of Directors

The Board of Directors recommends a vote for approval of Proposal No. 2.  The affirmative vote required to approve the increase of authorized shares of Common Stock is a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

Discussion

The Board of Directors has adopted, subject to stockholder approval, and amendment to the Corporation’s Certificate of Incorporation to increase the Corporation’s authorized number of shares of Common Stock from 3,500,000 to 100,000,000 shares.

The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Corporation.  Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Corporation.  If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Colorado.

The Board of Directors voted January 15, 2004 to split the Common Stock of the Corporation five to one in a stock dividend to its shareholders, subject to shareholder approval to increase the authorized shares of the Corporation’s Common Stock.  The authorized number of shares of Common Stock has not changed since inception of the Corporation and is inadequate to achieve the above stock split.  The five for one stock split would require a minimum authorization of 10,827,250 shares as of the date a split would take place.  Currently the Corporation has 1,915,950 shares of Common Stock outstanding, an additional 159,500 shares of Common Stock which would be issued on exercise of existing options, and finally 90,000 shares have been reserved to be issued upon exercise of options available to be issued under the shareholder approved 2002 Stock Option Plan.

The Board of Directors believes that the increased number of authorized shares of Common Stock will provide several long-term advantages to the Corporation and its stockholders.  The Corporation will be able to accomplish the stock split which the Board believes is necessary to increase liquidity for its stockholders.  The Corporation will be able to raise future capital through equity financings and pursue acquisitions or enter into other transactions involving the issuance of stock to develop exploration prospects.  Finally, the availability of additional authorized shares of Common Stock would make any future transactions dependent on the issuance of additional shares of Common Stock less likely to be undermined by delays and uncertainties related to the need to obtain stockholder approval prior to the consummation of such transactions.  The Corporation does not currently have any definitive plans to issue additional shares of Common Stock.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On October 15, 2003, the Board of Directors determined to change the Corporation’s independent accountants, and accordingly, ended the engagement of  KPMG, LLP ("KPMG") in that role, and engaged Ehrhardt Keefe Steiner & Hottman P.C. (“EKS&H“) as its independent accountants for the year ended December 31, 2003.  The change in independent accountants was approved by the Audit Committee and approved by the Board of Directors.  The Audit Committee believes that EKS&H can provide more value to the Corporation than its prior auditors.

Stockholder ratification of the selection of EKS&H as the Corporation’s independent accountants is not required by the Corporation’s Bylaws or otherwise.  However, the Board is submitting the selection of EKS&H to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Corporation and its stockholders.

The ratification of the appointment of EKS&H as the Corporation’s independent auditors for the year ended December 31, 2004 requires the affirmative vote of a majority of the outstanding voting shares of the Corporation present or represented and voting at the Annual Meeting.  It is intended that, in the absence of a contrary direction, votes will be cast pursuant to the accompanying proxies for the appointment of EKS&H as independent auditors to audit the books and records of the Corporation at the close of the current calendar year.  Neither EKS&H nor any of its partners has any financial interest in or any connection (other than as independent certified public accountants) with the Corporation.  A representative of EKS&H is expected to be present at the Annual Meeting, and will have the opportunity to make a statement and will respond to appropriate questions from shareholders present at the meeting.

Changes in Registrant’s Certifying Accountant

Effective October 15, 2003, we elected to change our certifying accountant as follows:

(i)  We dismissed KPMG as our independent accountants.

(ii)  The report of KPMG on our consolidated financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)  The decision to dismiss KPMG as our independent accountants was approved by the Audit Committee of our Board of Directors.  There were no disagreements with KPMG regarding accounting principles and/or practices, financial statement disclosure, or auditing scope and/or procedures during the past two years.

GOLDEN CYCLE GOLD CORPORATION

AUDIT COMMITTEE REPORT1

The Corporation's Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors.  The Committee has three members, each of whom is “independent” as defined by applicable SEC and auditing standards.  The Committee operates under a written charter, revised and adopted by the Board on January 15, 2004.  A copy of the Audit Committee charter is attached as appendix A.

The Committee assists the Board of Directors by overseeing the (1) integrity of the Corporation’s financial reporting and internal control, (2) independence and performance of the Corporation’s independent auditors, (3) and provides an avenue of communication between management, the independent auditors, and the Board of Directors.

In the course of providing its oversight responsibilities regarding the 2003 financial statements, the Committee reviewed the 2003 audited financial statements, which appear in the 2003 Annual Report to Shareholders, with management and the Corporation’s independent auditors.  The Committee reviewed accounting principles, practices, and judgments as well as the adequacy and clarity of the notes to the financial statements.

The Committee reviewed the independence and performance of the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, and such other matters as required to be communicated by the independent auditors in accordance with Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented.  The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence.

The Committee meets with the independent auditors to discuss their audit plans, scope and timing on a regular basis, with or without management present.  During the year 2003, the Committee met with the independent auditors four times.  The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the Independent Accountant's Independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003.  The Committee and the Board have also recommended the selection of EKS&H as independent auditors for the Corporation for the year 2004.

Submitted by the following members of the Audit Committee of the Board of Directors:

Robert T. Thul (Chairman)

James C. Ruder

Thomas B. Winmill

___________________________________

1

The Audit Committee Report is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference in any filing of the Corporation under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Fees

The fees paid by the Corporation to KPMG for services provided:	2003	2002

1) Audit fees including audits of our annual financial statements, review of our quarterly financial statements and statutory audits of our foreign subsidiaries	$ 33,700	$ 31,100

2) Audit-related fees.	0	0

3) Tax fees (including tax compliance and advice)	8,500	8,500

4) All other fees.	0	0

The fees paid by the Corporation to EKS&H for services provided:

1) Audit fees, the review of our quarterly financial statements for the quarterly period ended September 30, 2003.	$ 2,000	0

2) Audit-related fees	0	0

3) Tax fees (including tax compliance and advice)	0	0

4) All other fees.	0	0

The Audit Committee has determined that the provisions of tax preparation services by KPMG was compatible with maintaining the independence of KPMG.  The Audit Committee has further determined that the provisions of tax preparation services by EKS&H is compatible with maintaining the independence of EKS&H.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally granted for up to one year and any pre-approval is detailed as to the particular service and generally subject to a specific budget.  The independent auditors and management are required to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.  During 2003, the Audit Committee pre-approved the KPMG audit services for quarterly review of two quarterly periods and corporate tax services.  During 2003, the Audit Committee also pre-approved EKS&H audit services for quarterly review of one quarterly period and the annual audit of the Books and Records of the Corporation.

Performance Graph.  Set forth below is a line graph comparing the percentage change in the price of the Corporation’s Common Stock to (i) the Standard & Poor’s 500 Stock Index and (ii) the Standard & Poor’s Gold Index, each for the period of five fiscal years, commencing December 31, 1998 and ended December 31, 2003.

The stock price performance for the Corporation’s Common Stock is not necessarily indicative of future performance.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

A Shareholder proposal to be presented at the 2005 Annual Meeting of Shareholders must be received at the Corporation's office at 1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906 no later than November 30, 2004 in order to be included in the proxy materials for that meeting.

By Order of the Board of Directors

Colorado Springs, Colorado

Barbara E. Woodside

May 13, 2004

Corporate Secretary

APPENDIX A

GOLDEN CYCLE GOLD CORPORATION

Charter of the Audit Committee of the Board of Directors of Golden Cycle Gold Corporation

I.  Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee is responsible for:

·

Monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

·

The appointment, oversight, compensation and retention of the Company’s independent auditor.

·

Providing an avenue of communication among the independent auditors, employees, management, and the Board of Directors.

·

The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal auditing controls, or auditing matters.

·

Establishing procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as to anyone in the organization.  The Audit Committee has the authority to retain, at the Company’s expense and without further Board or Management approval, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the SEC, AICPA, and any exchange where the Company’s stock is publicly traded.  The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors To be considered independent from the company, a director cannot receive any consulting, advisory or other fee from the company, either directly or indirectly, except for those fees received for serving as a director/committee member.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate.  The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.  The Committee should meet privately in executive session at least annually with management and the independent auditors, as a committee, to discuss any matters that the Committee or any of these believe should be discussed.  In addition, the Committee should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors' limited review procedures.

III.  Audit Committee Responsibilities and Duties

Review Procedures

1.  Review and reassess the adequacy of this Charter at least annually.  Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.  Review the Company’s annual audited financial statements prior to filing or distribution.  Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.  In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.  Review significant findings prepared by the independent auditors together with management’s responses.

4.  Review with financial management and the independent auditors the Company’s quarterly financial statements prior to filing or distribution.  Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

Independent Auditors

5.  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.  Approve the fees and other significant compensation to be paid to the independent auditors.

7.  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.  Review the independent auditor’s engagement letter and audit plan - discuss scope, staffing, locations, reliance upon management, and general audit approach.

9.  Prior to releasing the year-end earnings, discuss the effectiveness of the audit procedure and the results of the audit with the independent auditors.  Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Legal Compliance

11. On at least an annual basis, reviews with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statement, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

12. Annually prepare an Audit Committee report to shareholders as required by the Securities and Exchange Commission.  The report should be included in the Company’s annual proxy statement.

13. Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities, not later than the next meeting of the Board.

15. Establish, review, and update periodically a Code of Ethical Conduct.

16. Annually review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites.  Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

Adopted and Approved:  January 15, 2004